Exhibit 99.1

INTRICON REPORTS 2017 THIRD-QUARTER RESULTS

Medical and Value Hearing Health Performance Drive Second Consecutive Quarter of Record Sales

ARDEN HILLS, Minn. — November 6, 2017 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its third quarter ended September 30, 2017.

Highlights:

  Third-quarter net sales rose to a record $24.0 million, up 54.4 percent from the prior-year third quarter;
  Sales to IntriCon’s largest medical customer more than doubled from the 2016 third quarter and were again at record levels;
  Driven by the company’s value hearing healthcare initiatives, hearing health delivered 53.8 percent year-over-year growth;
  Hearing Help Express (HHE) hearing aid orders increased 38 percent in the third quarter over the 2017 second quarter;
  Approximately 82 percent of hearing aids now being sold by HHE are IntriCon devices, up from 21 percent at the end of the 2017 second quarter;
  Gross margins for the third quarter were 31.5 percent, up significantly from 22.7 percent in the prior-year third quarter; and,
  IntriCon reported third-quarter diluted net income per share of $0.15 versus a ($0.19) loss in the 2016 third quarter.

Financial Results

For the 2017 third quarter, the company reported net sales of $24.0 million, up 54.4 percent from $15.6 million in the prior-year period. The increase was primarily due to year-over-year revenue gains from IntriCon’s largest medical customer, as well as continued traction in value hearing health.

IntriCon posted net income attributable to shareholders of $1.1 million, or $0.15 per diluted share, versus a net loss attributable to shareholders of ($1.3) million, or ($0.19) per share, for the 2016 third quarter.

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IntriCon Corporation 2017 Third-Quarter Results

November 6, 2017

“We’re pleased to report that medical and value hearing health gains continue to drive strong top- and bottom-line performance,” said Mark S. Gorder, president and chief executive officer of IntriCon. “Moreover, we’re successfully cultivating a new direct-to-consumer channel to deliver superior, outcomes-based, affordable hearing healthcare—meeting several key milestones during the third quarter.”

Third-quarter gross profit margins were 31.5 percent, up significantly from 22.7 percent in the prior-year third quarter. The increase primarily stemmed from greater volume and the inclusion of the HHE direct-to-consumer business in 2017, as well as more IntriCon devices being sold into the HHE channel.

Operating expenses for the third quarter were $6.1 million, compared to $4.3 million in the prior-year third quarter. The increase was largely due to the inclusion of HHE in 2017, and key initiatives to drive the business’ growth.

Business Update

Sales in IntriCon’s medical business increased 68.4 percent in the 2017 third quarter over the prior-year period. The gain was primarily driven by the continued production ramp of Medtronic’s MiniMed 640G and 670G wireless glucose monitoring systems.

The company remains very well positioned with Medtronic long-term, providing both continuous glucose monitor (CGM) and sensor assembly. As part of their earnings release on August 22, 2017, Medtronic announced strong global demand for their diabetes technology, including the MiniMed 640G in international markets and the world’s first hybrid closed loop system MiniMed 670G, in the United States. These systems have increased their installed base and market share, driving a large increase in CGM demand. As a result, overall sensor unit demand (a key component of CGMs) has more than doubled, temporarily outstripping Medtronic’s production capacity. Medtronic expects to have increased sensor production capacity by the end of their fourth quarter, which IntriCon anticipates will drive significantly higher sensor assembly sales in 2018.

Hearing health sales increased 53.8 percent from the prior-year third quarter, primarily stemming from growing traction with the company’s value hearing health initiatives, including 94.1 percent growth in direct-to-insurance sales, the addition of new private label direct-to-consumer partners and a $1.8 million contribution from HHE, partially offset by declining conventional channel sales.

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IntriCon Corporation 2017 Third-Quarter Results

November 6, 2017

IntriCon currently owns a 20 percent stake in DeKalb, Ill.-based HHE. In January 2017, the company exercised its option to acquire the remaining 80 percent stake in HHE, and that purchase is expected to close during the 2017 fourth quarter. As previously discussed, as part of the closing, IntriCon will likely absorb a portion of the losses allocated to the majority owner. The amount of losses previously allocated to the majority owner that IntriCon may have to absorb could range $500,000 and $700,000. Losses incurred by HHE to date include non-cash amortization, acquisition related costs and operating results, all of which are related to prior periods and have no future cash impact.

Since taking its initial stake in HHE, IntriCon has made substantial progress integrating and optimizing the organization. During the first part of the year, the company relocated the business, hired a vice president of direct-to-consumer sales and introduced IntriCon’s digital hearing aids into the HHE portfolio. Those activities are paying off, driving key third-quarter metrics over the sequential quarter including:

•	A 49 percent increase in new leads;
•	A more than two-fold increase in net new hearing aid customers;
•	20 percent growth in backlog; and
•	A 38 percent increase in hearing aid orders.

Said Gorder, “We continued to be pleased with our HHE traction. Hearing aid orders rose 38 percent over the 2017 second quarter and 82 percent of the devices we’re selling through HHE are IntriCon devices. We expect continued sequential growth in the fourth quarter, and throughout 2018.”

In addition to HHE, IntriCon announced in April 2017 that it entered into an agreement to acquire a 49 percent stake in Soundperience, headquartered in Frankfurt, Germany. Just recently, IntriCon made its final payment on the $1.3 million investment. IntriCon does not anticipate the Soundperience business will have a notable financial impact on operating results, but rather will provide the company with exclusive access in the United States to critical software technology.

Soundperience has designed the first psycho-acoustic way of analyzing peripheral hearing and central hearing processing, branded as the Sentibo Smart Brain System. The software is a sophisticated, self-fitting hearing aid and brain training software technology that is being used in the German market today, most notably through IntriCon’s Signison joint venture with Soundperience. In addition to its international application, IntriCon began piloting a U.S. cloud-based version of the Sentibo Smart Brain System during the third quarter.

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IntriCon Corporation 2017 Third-Quarter Results

November 6, 2017

Said Gorder, “Incorporating self-fitting technology is a critical step in creating our high-quality, low-cost hearing healthcare ecosystem. We believe Soundperience’s technology has the potential to drastically reduce the price of hearing aids, drive greater access and increase customer satisfaction. We anticipate piloting the cloud-based system, with our wireless hearing aids in the U.S. market via Hearing Help Express.”

On the public policy front, in August 2017, President Donald Trump signed into law H.R. 2430, the U.S. Food and Drug Administration (FDA) Reauthorization Act, which includes the Over-the-Counter (OTC) Hearing Aid Act of 2017. The legislation is designed to enable adults with mild- to moderate-hearing loss to access OTC hearing aids without being seen by a hearing care professional.

Concluded Gorder, “Echoing what we have said before, this is an important step forward in hearing health. The OTC Hearing Aid Act is designed to provide greater public access to OTC hearing aids at a lower cost. We believe that this new law can remove the significant barriers existing today that prevent innovative hearing health solutions and can provide affordable and accessible solutions to millions of unserved or underserved Americans. By signing the OTC Hearing Aid Act into law, we’ve entered a new era in hearing healthcare. IntriCon is at the forefront and spearheading an effort to create innovative solutions that provide greater hearing device access at a much lower cost.”

Looking Ahead

Concluded Gorder, “The future is bright for IntriCon. Our medical business is thriving, and our longer-term prospects are encouraging. Additionally, we continue to gain momentum in value hearing health, meeting critical milestones, driving sales and positioning the business for success. Based on information currently available, we anticipate 2017 fourth-quarter net sales to range between $22.0 million and $23.0 million, compared to $17.7 million in the prior-year period and positive pro-forma EPS (excluding a loss of $0.07 to $0.10 to absorb a portion of the losses previously allocated to the HHE majority owner). For the year, we are raising our net sales guidance to range between $88.1 million and $89.1 million, compared to $68.0 million in 2016. Looking forward to 2018, we anticipate continued strong growth, with annual revenues ranging from $100 million to $104 million.”

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IntriCon Corporation 2017 Third-Quarter Results

November 6, 2017

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Monday, November 6, 2017, beginning at 4 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review third-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-800-289-0548 and provide the conference ID number 5232505 to the operator. To access the replay, dial 1-888-203-1112 and enter passcode 5232505.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better-connected devices. IntriCon has facilities in the United States, Asia, the United Kingdom and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology, including estimates of future results, are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2016. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At Padilla:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1709
slongval@intricon.com	matt.sullivan@padillaco.com

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IntriCon Corporation 2017 Third-Quarter Results

November 6, 2017

INTRICON CORPORATION

Consolidated Condensed Statement of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales, net	$24,034	$15,570	$66,083	$50,262
Cost of sales	16,469	12,028	46,261	37,789
Gross profit	7,565	3,542	19,822	12,473

Operating expenses:
Sales and marketing	2,342	1,041	6,857	3,357
General and administrative	2,698	2,221	7,961	6,570
Research and development	1,047	1,076	3,312	3,562
Restructuring charges	—	—	—	132
Total operating expenses	6,087	4,338	18,130	13,621
Operating income (loss)	1,478	(796)	1,692	(1,148)

Interest expense	(177)	(135)	(548)	(387)
Other income (expense)	(337)	(181)	(328)	(472)
Income (loss) from continuing operations before income taxes and discontinued operations	964	(1,112)	816	(2,007)

Income tax expense	47	33	165	119
Income (loss) before discontinued operations	917	(1,145)	651	(2,126)
Loss on sale of discontinued operations, net of income taxes	—	—	(164)	—
Loss from discontinued operations, net of income taxes	—	(194)	(128)	(759)
Net Income (loss)	917	(1,339)	359	(2,885)
Less: Loss allocated to non-controlling interest	(186)	(35)	(925)	(106)
Net Income (loss) attributable to shareholders	$1,103	$(1,304)	$1,284	$(2,779)

Basic income (loss) per share attributable to shareholders:
Continuing operations	$0.16	$(0.16)	$0.23	$(0.32)
Discontinued operations	—	(0.03)	(0.04)	(0.12)
Net income (loss) per share:	$0.16	$(0.19)	$0.19	$(0.44)

Diluted income (loss) per share attributable to shareholders:
Continuing operations	$0.15	$(0.16)	$0.22	$(0.32)
Discontinued operations	—	(0.03)	(0.04)	(0.12)
Net income (loss) per share:	$0.15	$(0.19)	$0.18	$(0.44)

Average shares outstanding:
Basic	6,853	6,796	6,836	6,287
Diluted	7,251	6,796	7,179	6,287

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IntriCon Corporation 2017 Third-Quarter Results

November 6, 2017

INTRICON CORPORATION

Consolidated Condensed Balance Sheets
(in thousands, except per share data)

	September 30,	December 31,
	2017	2016
	(unaudited)
Current assets:
Cash	$332	$667
Restricted cash	649	595
Accounts receivable, less allowance for doubtful accounts of $235 at September 30, 2017 and $170 at December 31, 2016	6,853	7,289
Inventories	14,899	12,343
Other current assets	1,105	957
Current assets of discontinued operations	—	123
Total current assets	23,838	21,974

Machinery and equipment	40,700	40,152
Less: Accumulated depreciation	34,412	33,546
Net machinery and equipment	6,288	6,606

Goodwill	10,555	10,555
Intangible Assets	2,779	2,920
Investment in partnerships	1,468	146
Other assets, net	914	1,557
Total assets (a)	$45,842	$43,758

Current liabilities:
Current maturities of long-term debt	$2,411	$2,346
Accounts payable	8,410	6,722
Accrued salaries, wages and commissions	2,831	2,413
Other accrued liabilities	2,830	1,914
Liabilities of discontinued operations	—	123
Total current liabilities	16,482	13,518

Long-term debt, less current maturities	7,014	9,284
Other postretirement benefit obligations	468	501
Accrued pension liabilities	754	737
Other long-term liabilities	685	707
Total liabilities (a)	25,403	24,747
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 6,860 and 6,820 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	6,860	6,820
Additional paid-in capital	22,140	21,383
Accumulated deficit	(7,349)	(8,633)
Accumulated other comprehensive loss	(740)	(1,014)
Total shareholders’ equity	20,911	18,556
Non-controlling interest	(472)	455
Total equity	20,439	19,011
Total liabilities and equity	$45,842	$43,758

(a) Assets of Hearing Help Express (HHE), a consolidated variable interest entity, that can only be used to settle obligations of HHE were $6,408 at September 30, 2017 and $5,159 at December 31, 2016, respectively. Liabilities of HHE, for which creditors do not have recourse to the general credit of IntriCon, were $6,167 at September 30, 2017 and $3,833 at December 31, 2016, respectively.

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